Exhibit 5.1

August 27, 2013

McKesson Corporation

McKesson Plaza

One Post Street

San Francisco, California 94104

Re:	McKesson Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Chief Compliance Officer of McKesson Corporation, a Delaware corporation (the “Company”), and am issuing this opinion in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), 5,000,000 shares of the Common Stock of the Company, par value $0.01 per share (the “Shares”), to be issued by the Company pursuant to the McKesson Corporation 2000 Employee Stock Purchase Plan (the “Plan”).

In this connection, I have reviewed the Registration Statement, as proposed to be filed with the Commission. As General Counsel, I am familiar with the Restated Certificate of Incorporation of the Company, as amended, and the Restated By-laws of the Company, as amended, each as currently in effect. I have also examined, or caused to be examined, originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such instruments, certificates of public officials, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

I am admitted to the Bars of the States of Georgia and Wisconsin and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of the States of Georgia and Wisconsin.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by me, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of the Company.

Very truly yours,

/s/ Laureen E. Seeger
Laureen E. Seeger
EVP, General Counsel and CCO